                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (Agreements is made and entered into as of the
1st day of July, 2002 by and between ROBERT L. SCRAGG, a Consultant residing in
Daytona Beach, Florida, (SCRAGG), and TURBINE TRUCK ENGINES, INC., a Delaware
corporation, (TTE) located at 1200 Flightline Boulevard, Suite 5, Deland,
Florida 3272.

                             Preceding Circumstances

     Scragg is the Inventor of the Detonation Cycle Gas Turbine Engine (I3CGT),
U.S. Patent No. 6,000,214 issued December 14, 1999, and all Related Technology pertaining to the DCGT Technology. Alpha Engines Corporation (Alpha) is the
Worldwide Licensee for all Patented DCGT Technology.

     TTE has an Option to License the Manufacturing and Marketing Rights from
Alpha to the DCGT Technology for Heavy Duty Highway Truck Engines from 300 to
1,000 Horsepower and desires to retain Scragg as a Consultant.

     Scragg agrees to serve as a Consultant to TTE for the following Retainer fee, Consulting fees and expenses.

                   FEES & EXPENSES:

     A Retainer fee of $2,500.00 per month is immediately due and payable on
July I, 2002 and on the 1st day of each month thereafter until said Agreement is superseded by other Business Agreements or terminated.

     Consulting fees for Design and Engineering Services are to be billed at the rate of $1,000.00 per day plus all out-of-pocket expenses.

     Consulting fees and expenses will be reimbursed upon receipt of the invoice.

     Signed this 1st day of July, 2002.

/s/ Robert L. Scragg                    /s/  Michael Rouse
    Robert L. Scragg, Consultant             Michael Rouse, CEO
                                             Turbine Truck Engines, Inc.